                                                                  EXHIBIT 4.3(c)


                                   AGREEMENT

     This Agreement is entered into this 18th day of December, 1995, by and between Casino Magic Corp., a Minnesota corporation (the "Company"), and Dual B. Cooper (the "Employee").

                                   Recitals
                                   --------

     WHEREAS, the Company and Employee are parties to an Employment Agreement dated March 28, 1994 (the "Employment Agreement"), pursuant to which Employee has acted as an employee of the Company;

     WHEREAS, Employee is currently acting as an officer and director of the Company and its direct and indirect subsidiaries and may be deemed an employee of such subsidiaries;

     WHEREAS, the Company and Employee are parties to a stock option agreement for non-statutory stock options dated March 28, 1995 (the "Stock Option Agreement"), whereby Employee was granted an option to acquire 44,000 shares of the Company's common stock at $7.20 per share (originally $15.75 per share):
6,600 of which shares have vested as of the date hereof, and 8,800 of which shares are scheduled to vest on March 28, 1996;

     WHEREAS, the Company, the Employee and Frommelt & Eide, Ltd. are parties to a stock escrow agreement dated March 25, 1995 (the "Stock Escrow Agreement"), whereby 21,250 shares of Company's common stock registered in Employee's name are being held by the Company for delivery to Employee upon the vesting thereof, of which 5,000 shares are scheduled to be delivered on March 28, 1996; and

     WHEREAS, the Company and Employee are desirous of terminating Employee's relationship with the Company as an officer, director and employee of the Company, amending the Employment Agreement and providing for other matters in connection with such termination;

                                   Agreement
                                   ---------

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties agree as follows:

     1.   Registration.  Employee hereby resigns as an officer, member of the
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Board of Directors and employee of the Company and of each subsidiary of the
Company, as of 5:00 p.m., Bay St. Louis, Mississippi time, on the date hereof, and will execute such other documents acknowledging such resignation as may be reasonably requested by the Company.

     2.   Term of Employment. Employee's term of employment under the Employment
          ------------------
Agreement shall terminate as of 5:00 p.m., Bay St. Louis, Mississippi time, on the date hereof.

     3.   Elimination of Sections 4(e) and 4(f). Sections 4(e) and 4(f) of the
          -------------------------------------
Employment Agreement are hereby mutually rescinded and of no force or effect.

     4.   Bonus Payment. As of the date hereof, Employee shall be entitled to
          -------------
receive a bonus of $25,000, payable in cash, after appropriate deduction for income taxes and other amounts normally or legally withheld from income, including amounts which may be withheld under the Employment Agreement.

     5.   Non-Competition. The period of non-competition under Section 6 of the
          ---------------
Employment Agreement is hereby reduced from one year to a period ending on June 30, 1996; provided that should Employee violate the provisions of Section 6 of the Employment Agreement, such as accepting employment with an organization that competes with the business of the Company, the Company's only recourse will be to terminate the severance allowance specified in paragraph 6 of this Agreement as of the date of such violation.

     6.   Severance Allowance - In lieu of any other severance allowance which
          -------------------
may be payable to Employee under the Employment Agreement or otherwise, and so long as Employee is not in violation of Section 5 or 6 of the Employment Agreement, the Company will pay Employee the total sum of $300,000 in semi-monthly installments commencing on or about January 1, 1996 and concluding on or before June 30, 1996.

     7.   Relocation Expense and Forgiveness of Debt. As of the date hereof,
          ------------------------------------------
Employee shall be entitled to receive the sum of $20,000 as and for relocation expenses, with said amount, rather than being paid to Employee, being credited against Employee's debt to the Company of $38,623 and with the remaining debt balance of $18,623 being cancelled and forgiven.

     8.   Delivery of Shares under Stock Escrow Agreement. The 5,000 shares of
          -----------------------------------------------
the Company's common stock which were scheduled to be delivered to Employee on March 28, 1996, under the Stock Escrow Agreement, shall be delivered to Employee on or before December 31, 1995 at such address as Employee may designate in writing to the Escrow Agent under the Stock Exchange Agreement. The remaining 16,250 shares shall be returned to the Company for cancellation. The Company and Employee will provide the Escrow Agent with such instructions as Escrow Agent may reasonably request, consistent with this paragraph 8.

     9.   Stock Options. The option to acquire 8,800 shares of the Company's
          -------------
common stock due to become exercisable on March 28, 1995 under the Stock
Option Agreement, shall become exercisable immediately. In addition, so long as Employee is not in violation of Section 5 of the Employment Agreement, an additional 9,600 shares of common stock shall become exercisable under the Stock Option Agreement on June 30, 1996. All other options granted under the Stock Option Agreement shall lapse as of the date hereof.

     10.  Medical. The Company will continue to pay for Employee's medical
          -------
insurance, providing for coverage equal to that now being provided to Employee, through June 30, 1996.

     11.  Release. Except as provided in this Agreement or in the Employment
          -------
Agreement, the Stock Option Agreement or the Stock Escrow Agreement, all as may be modified by this Agreement, Employee hereby forever releases and discharges the Company, its direct and indirect subsidiaries, and their respective officers, directors and agents for, and holds the Company and such subsidiaries, officer, directors and agents harmless from, all claims and liabilities (including but not limited to causes of action) which may have arisen or may arise out of the Employment Agreement or Employee's employment with the Company or any of its subsidiaries, whether now known or unknown, existing or contingent.

                                        CASINO MAGIC CORP.




/s/ Dual B. Cooper Jr                   /s/ Marlin F. Torguson
-------------------------               ---------------------------
Dual B. Cooper, Jr.                     Marlin F. Torguson
                                        Chairman of the Board

STATE OF MISSISSIPPI

COUNTY OF HANCOCK

     Personally appeared before me, the undersigned authority, in and for the said County and State, within my jurisdiction, the within named Marlin F. Torguson, who acknowledged that he is the Chairman of the Board, respectively of Casino Magic Corp., a Minnesota Corporation, and that for and on behalf of said corporation, he signed and delivered the above and foregoing instruments for the purposes mentioned on the day and year therein mentioned, after first having been duly authorized by said corporation so to do.

     GIVEN under my hand and official seal of office on this the 18th day of December, 1995.

                                             /s/ SIGNATURE ILLEGIBLE
                                             ------------------------------
                                             Notary Public

My Commission Expires:


   8-5-98
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